EXHIBIT 5.1

FAEGRE BAKER DANIELS LLP
90 South Seventh Street
Minneapolis, Minnesota 55402
Telephone (612) 766-7000
Facsimile (612) 766-1600

June 22, 2018

Board of Directors

EVINE Live Inc.

6740 Shady Oak Road

Eden Prairie, Minnesota 55344

Re:	EVINE Live Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to EVINE Live Inc., a Minnesota corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of an additional 3,500,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), of the Company, under the Company’s 2011 Omnibus Incentive Plan, as amended (the “Plan”).

We have examined the Registration Statement and the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinions set forth below, we have assumed (i) the genuineness of all signatures, (ii) the legal capacity of natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, (v) the authenticity of the originals of such latter documents, (vi) that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the Minnesota Business Corporation Act, and (vii) that shares of Common Stock issuable under the Plan (the “Shares”) will be duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the acquirers. We have also assumed that the Company’s Board of Directors, or a duly authorized committee thereof, will have approved the issuance of each award under the Plan prior to the issuance thereof. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that all necessary corporate action on the part of the Company, has been taken to authorize the issuance and sale of the Shares to be issued in accordance with the Plan and that, when issued and sold as contemplated in the Registration Statement and related prospectuses and in accordance with the Plan and the terms of the applicable awards granted under the Plan, the Shares will be legally issued, fully paid and nonassessable.

We are admitted to the practice of law in the State of Minnesota and the foregoing opinions are limited to the laws of that state and the federal laws of the United States of America.

We hereby consent to the filing of this letter as Exhibit 5.1 to the Registration Statement.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date the Registration Statement becomes effective under the Securities Act and we assume no obligation to revise or supplement this opinion thereafter.

Very truly yours,

FAEGRE BAKER DANIELS LLP

By:	/s/ Jonathan R. Zimmerman
Jonathan R. Zimmerman